Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑171485 and 333‑160231) on Form S-3 and  (No. 333‑127681, 333-182845, 333-196836 and 333-225183) on Forms S-8 of Ruth’s Hospitality Group, Inc. of our reports dated February 27, 2020 with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. as of December 29, 2019 and December 30, 2018, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three‑year period ended December 29, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 29, 2019, which reports appear in the December 29, 2019 annual report on Form 10‑K/A of Ruth’s Hospitality Group, Inc.

Our report on the consolidated financial statements contains an explanatory paragraph relating to the Company changing its methods of accounting for leases and revenue.

/s/ KPMG LLP

Orlando, Florida

March 2, 2020